July 7, 2022

Aris Gennadios
300 Beach Drive NE
Apt. 904
St. Petersburg, FL 33701
Dear Aris:

Congratulations on your promotion to Group President, Pharma & Consumer Health. This letter amends and restates previous offer letters, effective July 1, 2022.

The following is important information about your new position, benefits, and rewards. I encourage you to review all materials thoroughly and contact me with questions.

1. Position: Your position is Group President, Pharma & Consumer Health, reporting directly to Alessandro Maselli, CEO, Catalent Inc. As Group President, Pharma & Consumer Health, you will continue to be a member of Catalent's Executive Leadership Team (ELT).

2. Pay: Your annualized base pay will be $600,000. As a member of our ELT, your salary will be reviewed annually and adjusted if required based on market data.

3. Performance: Your performance reviews follow the standard annual review calendar for Catalent. The CEO will set and amend annual goals and objectives as appropriate.

4. Rewards: Catalent is pleased to offer a comprehensive, competitive compensation program that rewards talented employees for their performance.

a. You will continue to be eligible for participation in our short-term incentive plan, "Management Incentive Plan" (MIP). Your annual target incentive will increase to $500,000 effective July 1, 2022. Your actual MIP dollar value target will be reviewed annually and adjusted in the company's sole discretion following a market data review. Actual annual bonus payments are determined based upon the achievement of specific financial and management agenda objectives and the achievement of your personal goals and objectives. As an ELT member, your MIP target will be a fixed dollar amount, not a base pay percentage.

b. You will continue to be eligible for participation in our Long-Term Incentive Plan (LTIP). Your target LTIP grant value will increase to $1,000,000. Your new LTIP target will be effective with the FY23-FY25 LTIP award scheduled to be granted in July 2022. Components of the award are proportionately 50% performance share units (PSUs), 30% stock options and 20% restricted stock units (RSUs), all to be granted per Catalent's normal practices for LTlP awards to ELT members, which includes your execution of agreements for each grant. Your LTIP annual grant value and the component mix will be reviewed annually and adjusted in the company's sole discretion following a review of market data. As an ELT member, your LTIP target will be a fixed dollar amount, not a base pay percentage.
C. You will also be granted a special Restricted Stock Unit (RSU) award valued at $2,000,000 with a three-year cliff vesting. Details of this RSU grant will be sent under separate cover.

5. Severance: Your original separate severance agreement letter that provides you severance equal to your annual base salary and target annual MIP will continue, subject to the terms and conditions of the severance agreement.

6. Paid Time Off: You remain eligible for our eight (8) paid company holidays (New Year's Day, Martin Luther King Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and the day following, and Christmas Day). In addition, you are also eligible to receive up to 36 days of Paid Time Off (PTO) each calendar year. PTO includes vacation, sick and personal days, all of which need to be used during the calendar year as we do not permit carry-over unless local law allows.

7. Terms: Notwithstanding anything to the contrary in this offer letter, employment with Catalent is not for any definite period and is terminable, with or without notice, at the will of either you or the company at any time for any reason. There shall be no contract, express or implied, of employment.

8. Confidentiality: In accepting this offer, you reaffirm your commitment and understanding that you continue to be bound by the Confidentiality and Non-Compete terms set out in previous LTlP grants.

9. Ethics: As a company founded on a core set of values, we expect you to continue to abide by and certify, as may be requested from time to time, your continued compliance with our Standards of Business Conduct.

Your agreement to the terms of this letter supersedes any other oral or written agreement or understanding you have with the company (including any prior offer letter with the company or any predecessor entity) regarding your eligibility for rewards and benefits.

Please sign below to indicate your agreement to the terms of this letter.

If you have any questions, don't hesitate to contact Ricardo Pravda at 732-537-5909 or Steven Fasman at 732-537-5958.

Sincerely yours,

/s/ Alessandro Maselli
Alessandro Maselli
CEO
Catalent, Inc.

Copies:    Steven Fasman
Ricardo Pravda

I accept employment on the terms offered above:

/s/ Aris Gennadios	08/20/2022
Aris Gennadios	Date